Exhibit 10.225
FOURTH AMENDMENT TO CREDIT AGREEMENT
THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of this 28th day of December, 2021, by and among by and among ERIE INDEMNITY COMPANY, a Pennsylvania corporation (the "Borrower") and PNC BANK, NATIONAL ASSOCIATION, (the "Lender").
W I T N E S S E T H:
WHEREAS, the Borrower and the Lender entered into that certain CREDIT AGREEMENT, dated November 7, 2016 as amended by that certain (i) First Amendment to Credit Agreement, dated as of December 13, 2016, by and between the Borrower and the Lender (ii) Second Amendment to Credit Agreement, dated as of January 22, 2018, by and between the Borrower and the Lender, and (iii) Third Amendment to Credit Agreement, dated November 13, 2018, by and between the Borrower and the Lender (as amended through the date hereof and as may be further amended, modified, supplemented, extended, renewed or restated from time to time, the "Credit Agreement"); and
WHEREAS, the Borrower desires to amend certain provisions of the Credit Agreement, and the Lender agrees to permit such amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.All capitalized terms used, but not defined herein, shall have the same meanings given to such term in the Credit Agreement.
2.Section 1.1 of the Credit Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:
"USD-BSBY" shall mean, the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).
3.Section 7.1.10 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
The Borrower shall maintain at all times Collateral Value of not less than one hundred three percent (103%) of outstanding principal amount of the Term Loan; provided that, if at any time (A) the Debt Service Coverage Ratio of the Borrower and its Subsidiaries is less than 1.00 to 1.00 and (B) the Cash Ratio of the Borrower and its Subsidiaries is less than 2.50 to 1.00 (each such event referred to herein as a "Collateral Value Increase Event"), then the Borrower shall be required to maintain Collateral Value of not less than one hundred fifteen percent (115%) of the outstanding principal amount of the Term Loan; provided further that, if at any time the Collateral Value is less than the amount required above (the amount of such shortage, the "Collateral Shortfall"), an Event of Default shall occur unless within three (3) Business Days of the date the Collateral Shortfall occurred no Collateral Shortfall exists as a result of (i) a change in the Collateral Value due to

205596152

market fluctuations, and/or (ii) a deposit of additional securities comprising Eligible Collateral into the Collateral Account.

4.Schedule 4.3.3 "Cost of Prepayment" of the Credit Agreement is hereby deleted in its entirety and in its stead shall be inserted the amended and restated Schedule 4.3.3 attached hereto as Annex 1 and made a part hereof.
This Amendment shall be effective on the date hereof, subject to the satisfaction of the following conditions precedent:
(a)     the execution and delivery to the Lender of this Amendment by the Borrower and the Lender;
(b)     the truth and accuracy of the representations and warranties contained in Section 6 hereof; and
(c)     immediately after giving effect to this Amendment, no Event of Default shall have occurred and be continuing or arise as a direct result of the effectiveness of this Amendment.
5.The Borrower represents and warrants to the Lender that:
(a)     all representations and warranties made by it under the Loan Documents are true, correct and complete in all respects (in the case of any representation or warranty containing a materiality modification) or in all material respects (in the case of any representation or warranty not containing a materiality modification), on and as of even date herewith or, in the case of a representation or warranty stated to be made as of an earlier date, such earlier date;
(b)    the Borrower has the full power to enter into, execute, deliver and carry out this Amendment and all such actions have been duly authorized by all necessary proceedings on its part;

(c)    neither the execution and delivery of this Amendment by the Borrower nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof by it will conflict with, constitute a default under or result in any breach of the terms and conditions of its certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which it is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower;

(d)    this Amendment has been duly and validly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability of this Amendment may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance and general concepts of equity; and

205596152

(e)     on and as of the date hereof, no Event of Default exists immediately prior to or after giving effect to the amendments contemplated hereby.
6.On the day and year first written above, the Borrower hereby reaffirms (i) its grant of a security interest and lien on all of the Collateral in favor of the Lender, subject to no other Liens (other than Permitted Liens) and (ii) its Obligations under the Credit Agreement, as amended by this Amendment, and the other Loan Documents to which it is a party.
7.From and after the date hereof, each reference to the Credit Agreement that is made in the Credit Agreement or any other Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby. This Amendment shall be considered a Loan Document.
8.The agreements contained in this Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Amendment amends the Credit Agreement and is not a novation thereof.
9.To induce the Lender to enter into this Amendment, the Borrower hereby releases, acquits and forever discharges the Lender, and all officers, directors, agents, employees, successors and assigns of the Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that the Borrower now has or ever had against the Lender arising under or in connection with the Credit Agreement or any of the other Loan Documents or otherwise, in each case arising prior to the date of this Amendment. The Borrower represents and warrants to the Lender that the Borrower has not transferred or assigned to any person any such claim that the Borrower ever had or claimed to have against the Lender.
10.This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.
11.The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.
12.This Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or relating to this Amendment.

[INTENTIONALLY LEFT BLANK]

205596152

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, by their officers thereunto duly authorized, have executed this Amendment on the day and year first above written.

BORROWER:
ERIE INDEMNITY COMPANY, a Pennsylvania corporation

By: /s/ Robert W. McNutt (SEAL)
Name: Robert W. McNutt
Title: Vice President and Corporate Treasurer

LENDER:
PNC BANK, NATIONAL ASSOCIATION, as the Lender

By: /s/ James F. Stevenson (SEAL)
Name: James F. Stevenson
Title: Regional President
265086149

SCHEDULE 4.3.3
Amended as of December 28, 2021

COST OF PREPAYMENT

Type of Transaction:	Interest Rate Swap
Notional Amount:	USD 100,000,000.00 and then adjusting in accordance with Section 2.5 of the Credit Agreement.
Trade Date:	November 2, 2016
Effective Date:	November 2, 2016
Termination Date:	December 1, 2046, Fixed Rate Payer subject to No Adjustment. December 1, 2046, Floating Rate Payer subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amounts:
Fixed Rate Payer:	COUNTERPARTY
Fixed Rate Calculation Periods:

The initial Calculation Period will be from and including the Effective Date to but excluding December 1, 2016. Thereafter, from and including the first (1st) day of each month to but excluding the first (1st) day of the following month. With the final Calculation Period being from and including November 1, 2046, to but excluding the Termination Date. Each calculation period subject to No Adjustment.

Fixed Rate Payer Payment Dates:

The initial payment will commence on December 1, 2016, and thereafter on the first (1st) day of each month, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate:	4.35%
Fixed Rate Day Count Fraction:	30/360
Business Days:	New York

Floating Amounts:
Floating Rate Payer:	PNC Bank, National Association
Floating Rate Calculation Periods:

The initial Calculation Period will be from and including the Effective Date to but excluding December 1, 2016. Thereafter, from and including the first (1st) day of each month to but excluding the first (1st) day of the following month. With the final Calculation Period being from and including November 1, 2046, to but excluding the Termination Date. Each calculation period subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Payer Payment Dates:

The initial payment will commence on December 1, 2016, and thereafter on the first (1st) day of each month, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Reset Dates:	The first day of each Floating Rate Calculation Period, with Period End Dates subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate Option: Floating Rate:
USD-BSBY; provided, however, that references to (i) “U.S. Government Securities Business Days” that appear under the definition of USD-BSBY shall be replaced with “New York Business Days”; and (ii) “U.S. Government Securities Business Day” that appear under the definition of USD-BSBY shall be replaced with “New York Business Day”.

A per annum rate equal to the sum of (i) the Floating Rate Option plus (ii) the Spread.

Designated Maturity:	One (1) Month
Spread:	1.35%
Floating Rate Day Count Fraction:	Actual/360
Business Days:	New York
Compounding:	Inapplicable